SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                (Amendment No. )


                           Anworth Mortgage Asset Corp
-----------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $0.01 Par Value
-----------------------------------------------------------------------
			   (Title of Class of Securities)


                                    037347101

-----------------------------------------------------------------------
                                 (CUSIP Number)


                                November 16, 2007
-----------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


CUSIP No.   037347101
            ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Thomas B. Akin

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                       (a)  [_]
                                                       (b)  [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     607,052

6.   SHARED VOTING POWER

     2,339,466

7.   SOLE DISPOSITIVE POWER

     607,052

8.   SHARED DISPOSITIVE POWER

     2,339,466

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     607,052

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*

                                                            [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      1.33%

12.  TYPE OF REPORTING PERSON*

     IN

----------
(1) This amount includes the common share equivalents of convertible preferred shares.



CUSIP No.   037347101
            ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Talkot Fund, L.P.
     91-1804621

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                       (a)  [_]
                                                       (b)  [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     0

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     0

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,656,414

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*

                                                            [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     3.63%

12.  TYPE OF REPORTING PERSON*

     PN

----------
(2) This amount includes the common share equivalents of convertible preferred shares.



CUSIP No.   037347101
            ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Talkot Capital, L.L.C.
     68-0393122

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                       (a)  [_]
                                                       (b)  [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     0

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     0

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     76,000

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*
                                                            [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.17%

12.  TYPE OF REPORTING PERSON*

     OO

----------



CUSIP No.   037347101
            ---------------------

Item 1(a).  Name of Issuer:

            Anworth Mortgage Asset Corp
            -----------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

            1299 Ocean Avenue, Suite 250
            Santa Monica, CA 90401
            -----------------------------------------------------------

Item 2(a).  Name of Persons Filing:

            Thomas B. Akin
            Talkot Fund, L.P.
            Talkot Capital, L.L.C.
            -----------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            2400 Bridgeway, Suite 300
            Sausalito, CA 94965
            -----------------------------------------------------------

Item 2(c).  Citizenship:

            Thomas B. Akin - United States
            Talkot Fund, L.P. - California limited partnership
            Talkot Capital, L.L.C. - California limited liability
            company
            -----------------------------------------------------------

Item 2(d).  Title of Class of Securities:

            Common Stock, $0.01 par value
            -----------------------------------------------------------

Item 2(e).  CUSIP Number:

            037347101
            -----------------------------------------------------------



Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

N/A

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

Thomas B. Akin:

     (a) Amount beneficially owned:

         607,052
-----------------------------------------------------------------------

     (b) Percent of class:

         1.33%
-----------------------------------------------------------------------

     (c) Number of shares as to which such person has:

         (i)   Sole power to vote or to direct the vote
								607,052
                                                     ----------------,

         (ii)  Shared power to vote or to direct the vote
							      2,339,466
                                                     ----------------,

         (iii) Sole power to dispose or to direct the
               disposition of
								607,052
                                                     ----------------,

         (iv)  Shared power to dispose or to direct the
               disposition of
							      2,339,466
                                                     ----------------.

Talkot Fund, L.P.:

     (a) Amount beneficially owned:

         1,656,414
         --------------------------------------------------------------

     (b) Percent of class:

         3.63%
         --------------------------------------------------------------

     (c) Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote
								0
                                                     ----------------,

         (ii)  Shared power to vote or to direct the vote
								0
                                                     ----------------,

         (iii) Sole power to dispose or to direct the
               disposition of
								0
                                                     ----------------,

         (iv)  Shared power to dispose or to direct the
               disposition of
								0
                                                     ----------------.




Talkot Capital, L.L.C.:

     (a) Amount beneficially owned:

         76,000
         --------------------------------------------------------------

     (b) Percent of class:

         0.17%
         --------------------------------------------------------------

     (c) Number of shares as to which such person has:

(ii) Sole power to vote or to direct the vote
								0
                                                     ----------------,

         (ii)  Shared power to vote or to direct the vote
								0
                                                     ----------------,

         (iii) Sole power to dispose or to direct the
               disposition of
								0
                                                     ----------------,

         (iv)  Shared power to dispose or to direct the
               disposition of
								0
                                                     ----------------.



Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [_].

         N/A
-----------------------------------------------------------------------

Item 6.  Ownership of More Than Five Percent on Behalf of Another
         Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

         N/A
-----------------------------------------------------------------------



Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
Company or Control Person.

     If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under
Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

         N/A
-----------------------------------------------------------------------

Item 8.  Identification and  Classification  of Members of the Group.

If a group has filed this schedule pursuant to s.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to s.240.13d-1(c) or s.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

         N/A
-----------------------------------------------------------------------

Item 9.  Notice of Dissolution of Group.

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See
Item 5.

         N/A
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Item 10. Certification pursuant to Rule 13d-1(c):

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.



                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                 November 16, 2007
                               ----------------------------------------
                                                     (Date)


                                     /s/ Thomas B. Akin
                                     --------------------------
                                         Thomas B. Akin


                                     Talkot Fund, L.P.

                                     By: /s/ Thomas B. Akin
                                     --------------------------
                                         Thomas B. Akin
                                         Managing Member


				      Talkot Capital, L.L.C.

                                     By: /s/ Thomas B. Akin
                                     --------------------------
                                         Thomas B. Akin
                                         Managing Member



Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule
13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).



Exhibit A


                                            AGREEMENT

The undersigned agree that this Schedule 13G dated November 16, 2007 relating to the Common Stock, $0.01 Par Value of Anworth Mortgage Asset Corp shall be filed on behalf of the undersigned.


				      /s/ Thomas B. Akin
                                     --------------------------
                                         Thomas B. Akin


                                     Talkot Fund, L.P.

                                     By: /s/ Thomas B. Akin
                                     --------------------------
                                         Thomas B. Akin
                                         Managing Member


				      Talkot Capital, L.L.C.

                                     By: /s/ Thomas B. Akin
                                     --------------------------
                                         Thomas B. Akin
                                         Managing Member


November 16, 2007
--------------------
Date